Exhibit 99.1

FOR IMMEDIATE RELEASE

BAXTER ANNOUNCES CFO TRANSITION

Joel Grade to depart as Baxter CFO; Anita Zielinski named interim CFO

DEERFIELD, Ill., MARCH 16, 2026 – Baxter International Inc. (NYSE:BAX), a global medtech leader, today announced the departure of executive vice president and chief financial officer (CFO) Joel Grade. Mr. Grade is leaving the company to prioritize family matters but will continue in an advisory capacity until April 30, 2026.

Baxter has named Anita Zielinski as interim CFO, effective immediately, while the company conducts its search to fill the role. Ms. Zielinski joined Baxter in 2025 as senior vice president, chief accounting officer and controller, and will continue with these responsibilities in addition to serving as interim CFO. She joined Baxter from Sysco Corporation, where she most recently served as senior vice president and CFO, U.S. Foodservice Operations, Sysco’s largest business segment. Prior to Sysco, Ms. Zielinski spent more than 20 years at Ernst & Young LLP, including as an audit partner.

“Joel has supported Baxter through a period of significant transformation, and we greatly appreciate his contributions and partnership,” said Andrew Hider, president and chief executive officer. “Baxter remains well positioned for value creation and continues to prioritize stabilizing the business, strengthening our balance sheet, and driving a culture of continuous improvement. I am confident that Anita and the Finance team will provide strong leadership to ensure this continuity during the transition.”

2026 Outlook

Baxter also announced today that the company is reiterating its full-year 2026 financial outlook provided on Feb. 12, 2026.

About Baxter

At Baxter, we are everywhere healthcare happens – and everywhere it is going, with essential solutions in the hospital, physician’s office and other sites of care. For nearly a century, our customers have counted on us as a vital and trusted partner. And every day, millions of patients and healthcare providers rely on our unmatched portfolio of connected solutions, medical devices, and advanced injectable technologies. Approximately 37,500 Baxter team members live our enduring Mission: to Save and Sustain Lives. Together, we are redefining how care is delivered to make a greater impact today, tomorrow, and beyond. To learn more, visit www.baxter.com and follow us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future events or achievements such as statements in this press release related to the company’s 2026 financial outlook. Actual events or results may differ materially from those contemplated in this press release. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements. Baxter’s filings with the Securities and Exchange Commission (“SEC”), which you may obtain for free at the SEC’s website at http://www.sec.gov, discuss some of the important risk factors that may affect the company’s financial outlook, business, results of operations and financial condition. Baxter undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact

Stacey Eisen, (224) 948-5353

media@baxter.com

Investor Contact

Kevin Moran, (224) 948-3085

global_corp_investor_relations@baxter.com

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